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OLD MUTUAL SOUTH AFRICA EQUITY TRUST POS AMI

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Exhibit 9(m)

LOAN AGREEMENT

DATED:  20 MARCH, 1998.

BETWEEN:

(1) OLD MUTUAL SOUTH AFRICA EQUITY TRUST a trust organised under the laws of Massachusetts and registered as an investment company under the United States Investment Company Act of 1940 (the "BORROWER") whose principal place of business is at Phase II, 4th Floor, Washington Mall, 22 Church Street, Hamilton HM11, Bermuda (Fax Number 1 441 296 1200) and

(2) ROBERT FLEMING & CO. LIMITED (the "BANK") whose registered office is at 25 Copthall Avenue, London EC2R 7DR (Telex Number 297451) (Fax Number 0171 256
     5036) or such other office as it may select from time to time

PRELIMINARY:

The Bank has agreed to provide the Borrower with an uncommitted revolving credit facility in the aggregate principal amount not exceeding US$50,000,000 or its equivalent as determined by the Bank in the Alternative Currency on the following terms and conditions.

OPERATIVE PROVISIONS:

1    INTERPRETATION

     1.1  DEFINITIONS  In this agreement:-

          "ADDRESS FOR SERVICE" means Norose Notices Limited 2855757, for the attention of the Director of Administration, at the address of the registered office for the time being (currently Kempson House, Camomile Street, London EC3A 7AN, England) or such other address in England or Wales as the Borrower may from time to time designate by not less than ten days' notice to the Bank for that purpose;

          "ALTERNATIVE CURRENCY" means South African Rand;

          "ADVANCE" means each amount advanced or to be advanced by the Bank, as reduced by repayment from time to time;

          "BUSINESS DAY" means a day (other than a Saturday) on which


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          banks are open for business in London, New York and in so far as payment in the Alternative Currency is to be made under this agreement on a particular date the principal financial centre of the Alternative Currency;

          "COMMITMENT" means, subject to clause 2.3, the amount of US$50,000,000 LESS the aggregate of the amount the Bank has advanced under this agreement;

          "ENCUMBRANCE" includes any mortgage, charge (fixed or floating), pledge, hypothecation or lien and any other arrangement or interest (whether by way of assignment, trust, title retention or otherwise) which has the effect of creating security or payment priority;

          "INITIAL FINANCIAL STATEMENTS" means the audited financial statements of the Borrower for its financial year ended 30 June 1997;

          "LIBOR" means

(a) in the case of Advances in US dollars the LIBOR rate for US dollar deposits in the same amount as the Advance and for the same period as the relevant Term which appears on the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service) or such other service as may be nominated by the British Bankers Association for the purposes of displaying the British Bankers' Association Interest Settlement Rates for US dollars at approximately 11:00 am on the second Business Day prior to the proposed drawdown date; provided that:
(i) if the offered rate so appearing is replaced by the corresponding rates of more than one bank, the rate shall be the arithmetic mean of the respective rates so appearing;
(ii) if an offered rate does not appear on such screen for a period corresponding to the relevant Term, the rate shall be the rate appearing on such screen for the period closest in length to that Term adjusted in the reasonable determination of the Bank to reflect the difference in such period; and
(iii) if the relevant page is unavailable, the rate at which the Bank was being offered US dollar deposits in the same amount as the Advance for a period equal to the relevant Term by prime banks in the London Interbank Market at approximately 11:00am on the second Business Day prior to the proposed drawdown date;

          (b) in the case of Advances in the Alternative Currency the rate per annum determined by the Bank to be the rate at which it was being offered by prime banks in the London Inter-Bank Market at or about 11.00 a.m. on the second Business Day prior to the proposed drawdown date of the relevant Advance deposits in the currency of, and in an amount equal to, the relevant Advance for a period equal to its proposed Term;


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               "LIQUIDITY FACILITY" means the undertaking of Old Mutual Fund
               Holdings (Bermuda) Limited to sell assets of Old Mutual Global Assets Fund Limited and apply the proceeds to make such additional investments in the Borrower as may be required from time to time in order to provide funds for redeeming the shares
               of Old Mutual SAGA Fund and OMEGA   Fund;

               "LOAN" means the aggregate amount from time to time advanced to the Borrower under this agreement and not repaid;

               "MARGIN" means 0.3 per cent. per annum;

               "MONTH" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month unless that later day is not a Business Day, in which case it shall end on the next succeeding Business Day Provided that if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the calendar month in which it is to end, it shall end on the last Business Day in that later calendar month;

               "NET ASSET VALUE" means the amount (expressed in US dollars) which is the aggregate of the market value of all of the securities and other assets of the Borrower less:-

               (i)    the value of any Unquoted Investments;

               (ii) where the value of any single Quoted Investment represents more than 5% of the value of the Borrower's total assets, the value over 5%; and

               (iii)  the aggregate of all of the Borrower's liabilities,

               (as evidenced in the latest valuation);

               "OLD MUTUAL SAGA FUND" means Old Mutual South Africa Growth Assets Fund Limited;

               "OMEGA FUND" means the Old Mutual Equity Growth Assets South Africa Fund;

               "QUALIFYING BANK" means a financial institution which is:-

               (i) a bank as defined in Section 840(A) of the Income and Corporation Taxes Act 1988 and which is within the charge to United Kingdon corporation tax as regards any interest


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                      received by it under this agreement and accordingly
                      satisfies the requirements of Section 349 of the Income and Corporation Taxes Act 1988 enabling interest to be paid without withholding tax; or

               (ii) resident in a country with which the United Kingdom has an appropriate double taxation treaty pursuant to which it is entitled to receive principal, interest and fees under this agreement without withholding of United Kingdom income Tax (and such financial institution has effectively claimed the benefit of such treaty in respect of this agreement) so that the Borrower is not requested to make any such withholding (or is otherwise entitled to receive principal, interest and fee without such withholding);


               "QUOTED INVESTMENT" means any securities listed on the London Stock Exchange Limited, the New York Stock Exchange or the Johannesburg Stock Exchange;

               "SOUTH AFRICAN RAND" means the lawful currency of South Africa;

               "TAX" includes any form of taxation, levy, duty, charge, contribution or impost of whatever nature (including any applicable fine, penalty, surcharge or interest);

               "TERM" means in relation to an Advance, the period for which such Advance is borrowed as specified in the drawdown notice for such Advance;

               " TOTAL BORROWINGS" means, at any time, the aggregate (without double counting) of the following:-

               (i) the outstanding principal amount of any moneys borrowed by the Borrower and any outstanding overdraft or debit balance;

               (ii) the outstanding principal amount of any debenture, bond, note, loan stock or other security (other than equity security) of the Borrower;

               (iii) the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution in favour of the Borrower;

               (iv) the outstanding principal amount of all moneys owing by the Borrower in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);


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               (v)    the outstanding principal amount of any indebtedness of
                      the Borrower arising from any advance or deferred payment agreement arranged primarily as a method of raising finance or financing the acquisition of an asset;

               (vi) the capitalised element of indebtedness of the Borrower in respect of a lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

               (vii) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in sub-paragraph
                      (ii) above; and

               (viii) the outstanding principal amount of any indebtedness of any person of a type referred to in sub-paragraphs
                      (i)-(vii) above which is the subject of a guarantee against financial loss by the Borrower;

               any amount outstanding in a currency other than US dollars is to be taken into account at its equivalent in US dollars as determined by the Bank on the day the relevant amount falls to be calculated;

               "UNQUOTED INVESTMENT" means any securities which are not Quoted Investments;

               "VALUATION" means a valuation prepared by the Borrower, in the form annexed hereto as Annex 1, providing details of the Borrower's total assets and liabilities, including Net Asset Value and the value of any Unquoted Investments; and

               "US DOLLAR" and "US$" means the lawful currency of the United States of America.

          (c)  REFERENCES  In this agreement, each reference to:-

               any document or agreement (including this agreement) is deemed, unless stated otherwise, to include a reference to such document or agreement as amended, novated, supplemented, substituted or replaced from time to time;

               the "BANK" and the "BORROWER", where the context so admits, is deemed to include their respective successors, assigns and/or transferees;

               a provision of a statute is, unless otherwise indicated, deemed to


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               include a reference to such provision as amended, modified or re-enacted from time to time;

               the singular, where the context so admits, is deemed to include the plural and vice versa; and

               a person is deemed to include a reference to a company, partnership, unincorporated body and any other entity and vice versa.

          (d) TITLES The title of any provision of this agreement shall not affect the meaning of that or any other provision.

2    THE FACILITY

     2.1 NATURE OF FACILITY The loan facility is an uncommitted facility and the Bank is under no obligation to make any Advance to the Borrower. It is also subject to review by the Bank from time to time and may be terminated by the Bank at any time by notice to the Borrower in accordance with clause 5.2.

     2.2 PURPOSE The Loan will be used by the Borrower solely for the purpose of funding delays in settlement resulting from the sale and purchase of investments by the Borrower. The Bank will not be obliged to ascertain whether the Loan is so used.

     2.3    MAXIMUM AMOUNT AVAILABLE   The maximum amount which the Bank is
            prepared to consider making available to the Borrower is the lower of (i) US$50,000,000 or its equivalent as determined by the Bank in the Alternative Currency and (ii) 5% of the value of the total assets of the Borrower (expressed in US dollars) as shown in the latest Valuation delivered to the Bank or its equivalent as determined by the Bank in the Alternative Currency.

     2.4 ANNUAL RENEWAL FEE The Borrower will pay to the Bank an annual renewal fee of US$12,500 at the end of each 12 Month period commencing on the date of this agreement or, if the Borrower has notified the Bank that it no longer wishes to utilise the facility or the facility is no longer available under clauses 5.2 or 5.3, on the date of such notification or termination of the facility, the Borrower will pay to the Bank a fee, the amount payable being the annual renewal fee pro-rated for the period since the date of signing this agreement or, if later, the date on which the annual renewal fee was last paid pursuant to this clause, provided that such fee shall be reduced to the extent of the excess (if any) over US$20,000 of payments in respect of Margin accruing on Advances made by the Borrower to the Bank in the relevant period.


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3    DRAWINGS

     3.1 CONDITIONS PRECEDENT The Borrower will not be entitled to request any Advances under this agreement until the Bank confirms to the Borrower that the Bank has received each of the documents and evidence specified in schedule 1 in form and substance acceptable to it.

     3.2 MECHANICS Subject to clause 3.1, the Borrower may request Advances on separate Business Days by sending to the Bank:

            3.2.1   a duly completed and executed notice in the form of
                    schedule 2 (to be received by the Bank no later than 10.00 a.m. on the second Business Day prior to the proposed drawdown date) specifying:-

               (i) the amount and currency of the Advance (which is to be in an amount which is equal to or less than the Commitment and, if less than the Commitment, is to be in an amount of at least US$500,000 or its equivalent as determined by the Bank in the Alternative Currency and a multiple of US$250,000 or its equivalent as determined by the Bank in the Alternative Currency); and

               (ii) the Term of the Advance which shall be a period of up to 60 days;  and

            3.2.2   an up to date Valuation.

            If the Bank agrees to make available the requested Advance (which it will have no obligation to do) and if each of the representations and warranties contained in clause 7 are true and accurate on the proposed drawdown date, then the Bank shall make the Advance available to the Borrower by payment to such bank account of the Borrower as the Borrower has specified in the relevant drawdown notice.

            COMPENSATION If for any reason an Advance is not drawn down after its drawdown notice has been given and accepted by the Bank, the Borrower will pay to the Bank on demand such amount as the Bank reasonably considers necessary to compensate it for any cost, expense or loss incurred in relation to the proposed Advance.

4    INTEREST

     4.1    CALCULATION  Interest will accrue from day to day on each Advance


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            and will be calculated at the applicable rate for its Term, both before and after judgment, on the basis of the actual number of days elapsed in a 360 day year in the case of Advances denominated in US dollars and a 365 day in the case of Advances denominated in the Alternative Currency. Interest on an Advance will be payable by the Borrower in arrears on the last day of its Term.

     4.2 ORDINARY RATE The rate of interest applicable to each Advance during its Term will be the aggregate of LIBOR and the Margin.

     4.3 CHANGES The Bank will give notice to the Borrower if at any time on or before the first day of its Term the Bank determines that:-

            4.3.1 by reason of circumstances generally affecting the London Inter-Bank Market adequate and fair means do not exist for ascertaining LIBOR for such Term; or

            4.3.2 deposits in the relevant currency are not available to the Bank in the London Inter-Bank Market in sufficient amounts and for the relevant maturity in the ordinary course of business.

     4.4 ALTERNATIVE RATE If a notice is given under clause 4.3 then the Term will be of such duration as the Bank may think appropriate and the rate of interest applicable to the relevant Advance will be the aggregate of the Margin and the rate per annum determined by the Bank to be the rate which represents the cost to the Bank of funding that Advance from whatever sources it may select.

     4.5 DEFAULT RATE If the Borrower fails to pay any amount payable by it under this agreement on its due date, the Borrower will on demand by the Bank from time to time pay interest on such overdue amount from its due date up to its date of actual payment in full, both before and after judgment, at the rate per annum determined by the Bank to be the aggregate of one per cent. per annum, LIBOR for such period or periods (not exceeding three Months) as it shall consider appropriate and the Margin. For the purposes of calculating such interest, such overdue amount and each such period will be deemed to be an "Advance" and a "Term" respectively and, if a notice is given under clause 4.3 in relation to any such period, LIBOR will be replaced by the Bank's cost of funding as contemplated in clause 4.4.

5    REPAYMENT, TERMINATION, PREPAYMENT AND CANCELLATION

     5.1 REPAYMENT AT END OF TERM Without prejudice to clauses 5.2 and 5.3, the Borrower will repay each Advance to the Bank on the last day of its Term and amounts repaid under this clause will be available for redrawing.


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     5.2    DEMAND REPAYMENT AND TERMINATION OF FACILITY  The Bank may at any
            time:-

            5.2.1 demand repayment within six Business Days of all outstanding Advances, accrued interest thereon, fees and all other amounts outstanding under this agreement provided that the Bank may demand immediate repayment of all such Advances, interest, fees and other amounts if the Bank is advised by legal counsel that it is necessary or desirable to do so in order to protect the Bank's interests; and/or

            5.2.2 give notice that the facility is no longer available and that no further requests for Advances may be made.

     5.3    CANCELLATION OF LIQUIDITY FACILITY   Without prejudice to clause
            5.2, if at any time notice is given by Old Mutual Fund Holdings (Bermuda) Limited to cancel the Liquidity Facility or the Liquidity Facility is terminated, then the Borrower will immediately repay all outstanding Advances, accrued interest thereon, fees and all other amounts outstanding under this agreement. Thereafter, the facility will no longer be available and the Borrower will not be entitled to make any request for Advances hereunder.

     5.4    CANCELLATION   The Borrower may at any time, provided that no
            Advances are then outstanding, give notice to the Bank that it no longer wishes to request Advances hereunder.

     5.5 PREPAYMENT The Borrower will be entitled to prepay the whole or any part of an Advance at any time if:-

            5.5.1 the Borrower has given to the Bank not less than 10 Business Days' prior written irrevocable notice of such prepayment; and

            5.5.2 any prepayment of part is in respect of an amount or multiple of US$500,000 or its approximate equivalent in the Alternative Currency.

6    EXTERNAL FACTORS

     6.1 WITHHOLDINGS If at any time the Borrower is required by law to make any deduction or withholding from any payment due from the Borrower to the Bank, the Borrower shall simultaneously pay to the Bank whatever additional amount is necessary to ensure that the Bank receives a net sum equal to the payment it would have received had no deduction or withholding been made.


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     6.2    TAXES ON RECEIPT  If the Bank is required to pay Tax (other than
            Tax on its overall net income) on any payment receivable or received under this agreement or any liability to Tax in respect of any such payment is assessed, imposed or levied on the Bank, then the Borrower will indemnify the Bank on demand against such payment or liability.

     6.3 INCREASED COSTS If any introduction of or change in law or in its interpretation or administration by any relevant governmental authority or any request from or requirement of any other fiscal, monetary or other authority:-

            6.3.1 subjects the Bank, or any holding company of the Bank, to a cost in relation to its performance of this agreement, its maintenance of its Commitment or its making of any Advance or the Loan or increases any such cost; or

            6.3.2 imposes or changes any reserve or other requirement against or in respect of any commitments or assets of the Bank, or any holding company of the Bank, (including the Commitment or any Advance or the Loan); or

            6.3.3 imposes on the Bank, or any holding company of the Bank, any other condition or payment obligation in relation to the Commitment, any Advance, the Loan or any other matter arising under this agreement or affects the manner in which the Bank, or any holding company of the Bank allocates its capital resources to its obligations under this agreement and the result of any of the above is to increase the cost to the Bank of making or maintaining all or any part of the Commitment or any Advance or the Loan or otherwise to reduce the Bank's, or any holding company of the Bank's, expected return from any advance or all or any part of the Loan, then:

            (a) the Bank, or the holding company of the Bank (as the case may be), will promptly notify the Borrower of the happening of such event; and

            (b) the Borrower will pay to the Bank, or the holding company of the Bank (as the case may be), on demand from time to time such amounts as the Bank or the holding company of the Bank (as the case may be) determines will compensate it for such increased cost or for such reduced return which determination the Bank shall provide to the Borrower in writing in reasonable detail.


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     6.4    ILLEGALITY  If at any time it becomes unlawful for the Bank to allow the Commitment to remain in effect or to make or fund any Advance or allow the Loan to remain outstanding then the Bank will promptly notify the Borrower and:-

            6.4.1 the Bank will not be required to make any Advances and the Commitment will be reduced to zero; and

            6.4.2 if the Bank so requires by notice to the Borrower, the Borrower will repay the Loan and pay to the Bank all accrued interest, fees and other sums owed by the Borrower under this agreement within six Business Days of such notice or such shorter period as may be required by the relevant law.

     6.5 MITIGATION If circumstances arise which would result in an increase in the amounts payable by the Borrower under this agreement pursuant to Clauses 6.1, 6.2 and 6.3 above, the Bank shall consult with the Borrower with a view to taking all reasonable steps to mitigate the effects of such circumstances (provided that nothing herein shall require the Bank to take any action which would or might have any adverse effect on its business) and, if the Bank obtains a credit against, or relief or remission for, or a payment of, any Tax as a result it shall use all reasonable endeavours to identify the amount concerned and to pay the Borrower such amount as leaves the Bank in the same position as if such circumstances had not arisen (provided that nothing herein shall interfere in the right of the Bank to organise its tax affairs as it thinks fit nor oblige it to disclose any information relating to its tax affairs or any computations in respect thereof).

7    REPRESENTATIONS AND WARRANTIES

     7.1    BORROWER REPRESENTATIONS AND WARRANTIES

            The Borrower represents and warrants to the Bank that:-

            7.1.1 STATUS it is duly established and in good standing under the laws of Massachusetts and it has the appropriate power and authority to own its property and assets and to carry on its business as now conducted;

            7.1.2 POWERS, APPROVALS AND OBLIGATIONS BINDING it has the appropriate power to enter into and perform this agreement, it has taken all necessary action to authorise the execution, delivery and performance of this agreement, and the obligations expressed as being assumed by it constitute its valid, legal and binding obligations and their performance will not contravene any provision of its constituting documents or any law or other obligation binding upon it;


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            7.1.3   CONSENTS no approval, authorisation, consent, licence,
                    permit or registration of or with any governmental, judicial or other authority or other third party is required by it or desirable to be obtained by it in connection with the execution, performance, validity or enforceability of this agreement;

            7.1.4 AUTHORISATIONS it holds (and has at all times complied with in all material respects) all authorisations required to carry on its business and it is not aware of any event or circumstance which could reasonably be expected adversely to affect its right to hold and/or to obtain renewal of all such authorisations and/or to obtain any new authorisations which will be required in the future to enable it to carry on its business;

            7.1.5 ENCUMBRANCES except as disclosed in writing to the Bank prior to the date of this agreement, there are no Encumbrances affecting any of its property, assets or undertaking (whether present or future) and it has not given any guarantee, indemnity or other assurance against loss in relation to the liability of any other person;

            7.1.6 INFORMATION the factual information provided by it to the Bank prior to the date of this agreement was true, complete and accurate in all material respects when so provided and it is not aware of any material facts or circumstances that have not been disclosed and which might, if disclosed, make any such information misleading in any material respect;

            7.1.7 INITIAL FINANCIAL STATEMENTS the Initial Financial Statements give a true and fair view of the Borrower's financial condition as at the end of the period to which they relate and there has been no material adverse change in the Borrower's financial condition since that date;

            7.1.8 LITIGATION AND OTHER PROCEEDINGS no litigation, arbitration or administrative proceedings before or of any court or governmental authority are presently pending or (to the best of its knowledge, information and belief) threatened which would have a material adverse effect on its ability to perform its obligations under this agreement; and

            7.1.9 INSOLVENCY/DISSOLUTION it is not insolvent or in liquidation or administration or subject to any other insolvency procedure, no receiver, manager, trustee, custodian or analogous officer has been appointed in respect of all or any part of its property, undertaking or assets and no vote has been passed or other


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                    step taken for its termination or dissolution.

     7.2    REPETITION  The representations and warranties contained in clause
            7.1 shall be deemed to be repeated by the Borrower on each drawdown date by reference to the facts and circumstances then existing on each drawdown date save that references to Initial Financial Statements in clause 7.1.7 shall be deemed to be references to the latest audited financial statements delivered pursuant to clause 8.1.3.

     7.3 BANK REPRESENTATION AND WARRANTY The Bank represents and warrants to the Borrower that it is a bank falling within subsection (i) of the definition of Qualifying Bank. If the Bank ceases to be such a Qualifying Bank it will as soon as practicable notify the Borrower.


8    UNDERTAKINGS

     8.1    POSITIVE  The Borrower will:-

            8.1.1 PARI PASSU procure that its liabilities under this agreement rank all times at least pari passu with all its other unsecured liabilities except those preferred solely by law;

            8.1.2 INSURANCE maintain such insurance against such risks and at such levels in relation to its assets and business as is reasonable and customary for a company engaged in the same or a similar activity and in the same or similar localities to the Borrower;

            8.1.3   FINANCIAL STATEMENTS  provide the Bank:

                    (a) as soon as the same become available, but in any event within 180 days after the end of each of the Borrower's financial years, with copies of its annual audited financial statements;

                    (b) as soon as the same become available, but in any event within 120 days of the end of the first half-year of each of the Borrower's financial year, with copies of its unaudited financial statements for that period;

            8.1.4   VALUATION  provide the Bank with a Valuation:

(a)                      within five Business Days of the end of each month; and

(b)                      on the next Business Day following a 15% decline in the


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Johannesburg Stock Exchange Actuaries All-Share Index over any period of one or more days between the date of a Valuation received by the Bank (or, if a Valuation is not received in respect of a month, the due date of such Valuation) and the due date of the next following Valuation; and

(c) at any other time on the reasonable request of the Bank.

            8.1.5 PROVISION OF FURTHER INFORMATION provide the Bank with such other financial or other information as the Bank may reasonably require from time to time;

            8.1.6   FINANCIAL COVENANTS  ensure that at all times :-

                    (a)  its Net Asset Value is greater than US$500,000,000; and

                    (b) Total Borrowings shall not exceed 10 per cent of its Net Asset Value.

                    These covenants will be tested monthly by reference to the Valuation delivered to the Bank at the end of each month and at any other time following a 15% decline in the JSE Actuaries All-Share Index over any period of one or more days between the date of a Valuation received by the Bank (or, if a Valuation is not received in respect of a month, the due date of such Valuation) and the due date of the next following Valuation;

            8.1.7 AUTHORISATIONS obtain, observe and renew all such authorisations, consents and licences which are required in relation to its business or in order to perform its obligations under this agreement;

            8.1.8 LITIGATION immediately upon becoming aware of the same, give the Bank notice in writing of all litigation, arbitration or administrative proceedings falling within the provisions of clause 7.1.8;

            8.1.9 STATUS retain its status as a trust established under Massachusetts law and an investment company registered under the United States Investment Company Act 1940; and

            8.1.10 INVESTMENT MANAGER forthwith give notice to the Bank if (i) it intends to replace its existing investment manager or
                    (ii) it receives notice from its investment manager that such manager wishes to resign or (iii) it intends to appoint any additional investment manager.

     8.2 NEGATIVE The Borrower will not without the prior written consent of the Bank:-

            8.2.1. ENCUMBRANCES create or permit to arise or continue any Encumbrance or other third party right affecting any of its property, assets and undertaking (whether present or future) other than (i) an Encumbrance created solely by operation of law or (ii) any lien arising from the provision in the standard terms of business of a custodian in respect of amounts not more than 30 days overdue and not exceeding in aggregate US$1,000,000;

            8.2.2 CHANGE IN BUSINESS make, or permit to be made, any change in the nature of its business as carried on at the date of this agreement;

            8.2.3 SUBSIDIARIES acquire, create or permit to subsist any subsidiaries (as defined in section 736 Companies Act 1985) of itself;

            8.2.4 CHANGE IN INVESTMENT POLICY fundamentally change its investment policy or the investment restrictions in each case as described in the Placing Memoranda of Old Mutual SAGA Fund and OMEGA fund dated 1 June 1997;

            8.2.5   FINANCIAL YEAR END  change its financial year end; or

            8.2.6 LOANS ETC make any loans (other than securities lending in the ordinary course of business), grant any credit (save in the ordinary course of business) or give any guarantee, indemnity or other assurance against loss to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person.

9    INDEMNITIES

     9.1 GENERAL COSTS The Borrower will from time to time on demand reimburse the Bank for all costs and expenses (including legal fees) and VAT chargeable on them reasonably incurred in or in connection with the preparation, negotiation, execution, preservation and/or enforcement of this agreement.

     9.2 STAMP DUTIES The Borrower will pay on demand all stamp and other duties and Taxes, if any, to which this agreement may be subject or give rise and indemnify the Bank on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Borrower to pay any such duties or Taxes.

     9.3 BREAK COSTS If any repayment of all or any part of an Advance is made otherwise than on the last day of its Term, the Borrower will pay to the Bank on written demand showing the Bank's basis of calculation such additional amount as the Bank may reasonably determine is necessary to compensate it for any related loss, premium, penalty or expense incurred or to be incurred by it (including, without limitation, the costs of redeploying any funds borrowed or other commitments entered into by the Bank in respect of this agreement) and the Bank agrees that if such repayment produces a profit, the Bank will account to the Borrower for such profit, less reasonable costs within ten Business Days of the date on which such profit is realised.

     9.4 DEFAULT The Borrower will indemnify the Bank on demand against any loss or expenses (including legal fees) sustained or incurred as a consequence of any failure by the Borrower to perform any of its obligations under this agreement.

10   PAYMENTS

     10.1 SET OFF The Bank shall be entitled at any time or times without notice (both before and after demand) to set off any liability of the Borrower to the Bank against any liability of the Bank to the Borrower (in either case whether actual or contingent, present or future and irrespective of the branch or office, currency or place of payment) and may for such purpose convert or exchange any currency.

     10.2 CURRENCY The Borrower's liability under this agreement is to discharge its payment obligations in the currency in which the obligation is payable. If at any time the Bank receives any payment (including by set-off) referable to any of the Borrower's liabilities under this agreement from any source in a currency other than in the required currency then such payment shall take effect as a payment to the Bank of the amount in US dollars or the Alternative Currency which the Bank is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

     10.3 INDEMNITY If a payment is made under a court order and is treated by clause 10.2 a payment of an amount which falls short of the relevant liability of the Borrower expressed in the relevant currency, the Borrower as a separate and independent obligation shall on demand from time to time indemnify the Bank against such shortfall and shall pay interest on such shortfall from the date of such payment to the date the shortfall is paid. Such interest will be calculated under clause 4.5 as if such shortfall were an overdue amount.

     10.4 FUNDS All payments made by the Borrower to the Bank shall be made in the required currency in immediately available cleared funds to the credit of such account as the Bank may designate. Such payments shall be made in full without set off or counter-claim and free and clear of any deduction or withholding for or on account of any Tax (save for such deductions or withholdings as are required by law) or any other matter.

     10.5 CERTIFICATES A certificate signed by an official of the Bank as to any amount due or owing from the Borrower shall be conclusive evidence against the Borrower except in the case of manifest error or any question of law.

11   COMMUNICATIONS

     11.1 WRITTEN All communications under this agreement must be in writing.

     11.2 ADDRESSES Any communication may be sent by prepaid post, telex or fax or delivered to the Bank or the Borrower at its address, telex or fax number shown above unless it has communicated another address, telex or fax number to the other in which case it must be sent to the last address, telex or fax number so communicated to the other for this purpose. Communications to the Borrower may also be sent or delivered to the Address for Service.

     11.3 DELIVERY A communication by post will be deemed made on the day after posting by first class post, postage prepaid (but, if to another country, ten days after posting by airmail, postage prepaid). Communications by telex or fax will be deemed completed upon receipt of the appropriate answerback (in the case of a telex) or when confirmed by the transmitting machine (in the case of a fax).

12   LAW AND JURISDICTION

     12.1 LAW This Agreement is governed by and will be construed in accordance with English law.

     12.2 JURISDICTION For the benefit only of the Bank, the parties irrevocably agree that the English courts are to have jurisdiction to settle any disputes and to entertain any suit, action or proceedings in each case arising out of or in connection with this agreement (together, in this clause 12, "PROCEEDINGS").

     12.3 OTHER COURTS Nothing contained in this clause 12 shall limit the right of the Bank to take proceedings against the Borrower in the courts of any country in which the Borrower has assets or in any other courts of competent jurisdiction, nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

     12.4 WAIVER The Borrower irrevocably waives any objection which it may now or in the future have to any court referred to in this clause 12 as a venue for any proceedings and any claim which it may now or in the future be able to make that any proceedings in any such court have been instituted in an inconvenient or inappropriate forum.

     12.5 JUDGMENTS A judgment in any proceedings against the Borrower in any court referred to in this clause 12 shall be conclusive and binding upon the Borrower and may be enforced in the courts of any other jurisdiction.

     12.6 SERVICE The Address for Service shall be an effective address for service of proceedings in the English courts on the Borrower.

13   ASSIGNMENT AND TRANSFER

     13.1 CONSENT The prior written consent of the Borrower (not to be unreasonably withheld or delayed) is required prior to the assignment and/or transfer by the Bank of any one or more of its rights and/or obligations under this agreement to any other person provided that in no event shall any such rights and/or obligations be assigned and/or transferred to any person that is not a Qualifying Bank.

     13.2 ASSIGNMENTS Upon notice to the Borrower of any assignment (under and in accordance with clause 13.1) of rights against the Borrower under this agreement, such assignment shall take effect as an absolute assignment and the assignee shall be entitled to sue the Borrower without joining the assignor as a party to the proceedings. For the avoidance of doubt the assignor shall be entitled to sue the Borrower pursuant to any right not assigned without joining the assignee as a party to the proceedings.

     13.3 TRANSFERS The Borrower irrevocably agrees that if it receives notice of any transfer (under and in accordance with clause 13.1) of obligations owed to the Borrower under this agreement and the transferee confirms in such notice that it will perform such transferred obligations, then such obligations shall be novated and after that shall be owed to the Borrower by the transferee and not the transferor.

     13.4 PROHIBITION The Borrower may not assign and/or transfer any one or more of its rights and/or obligations under this agreement.

     13.5 DISCLOSURE The Bank may give to a proposed assignee, transferee or any other person entering into contractual relations with it in respect of this agreement such information relating to the Borrower as it thinks fit provided the recipient of such information agrees to hold it confidential and the Borrower has given its prior approval (not to be unreasonably withheld or delayed).

14   MISCELLANEOUS

     14.1 DELAYS The Bank's rights and powers under this agreement will not be affected or impaired by any delay or omission by the Bank in exercising them or any previous exercise of any such rights or powers.

     14.2 SEVERABILITY Each of the provisions of this agreement shall be severable and distinct from one another and if at any time any one or more of these provisions (or any part of them) is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

THIS AGREEMENT  has been signed on the date first stated on page 1 above.

                                  SCHEDULE 1

                             CONDITIONS PRECEDENT

1    A copy, certified as true complete and up to date by the secretary or a trustee of the Borrower, of the declaration of trust, bye-laws and other constituting documents of the Borrower.

2    A copy, certified as true complete and up to date by the secretary or a trustee of the Borrower of a vote of the trustees of the Borrower approving the Borrower's entry into and performance of this agreement and giving details of the persons authorised to sign this agreement and any communications and documents relating to it on behalf of the Borrower, together with their specimen signatures.

3    An opinion of the Borrower's Counsel in Massachusetts.

4    Copies, certified as true complete and up to date by the secretary or a trustee of the Borrower, of each approval, consent, licence, permit and registration document (if any) as is mentioned as being required in relation to this agreement in the opinion of the Bank's Counsel.

5    An up to date Valuation.

                                   SCHEDULE 2

                                DRAWDOWN NOTICE

To:   Robert Fleming & Co. Limited

From: Old Mutual South Africa Equity Trust

Date: [        ]





Dear Sirs

US$50,000,000 LOAN AGREEMENT DATED [             ] 1998
-------------------------------------------------------

We refer to the above loan agreement (the "LOAN AGREEMENT") made between (1) ourselves as Borrower and (2) yourselves as Bank. Expressions defined in the Loan Agreement will have the same meaning in this notice.

We give you notice that we wish to make a drawing of [specify currency and
amount] with a Term of [                     ] on [                   ] under
the Loan Agreement.  Please make it available to our account number:
[             ] with [              ].

As at the date of this notice the representations and warranties contained in Clause 7 of the Loan Agreement are true and accurate.

Yours faithfully

THE BORROWER

OLD MUTUAL SOUTH AFRICA EQUITY TRUST
By:



THE BANK

ROBERT FLEMING & CO. LIMITED
By:

               DATED                                             1998
               ______________________________________________________








                   (1)            OLD MUTUAL SOUTH AFRICA
                                        EQUITY TRUST



                   (2)         ROBERT FLEMING & CO. LIMITED






                   _________________________________________


                                 LOAN AGREEMENT

                   _________________________________________



                               STEPHENSON HARWOOD
                           ONE, ST. PAUL'S CHURCHYARD
                                 LONDON EC4M 8SH
                               TEL: 0171 329 4422
                               FAX: 0171 606 0822
                                 REF: (537/114)

                                 TABLE OF CONTENTS

                                                                            PAGE
1    INTERPRETATION                                                         108
2    THE FACILITY                                                           113
3    DRAWINGS                                                               114
4    INTEREST                                                               115
5    REPAYMENT, TERMINATION, PREPAYMENT
       AND CANCELLATION                                                     116
6    EXTERNAL FACTORS                                                       117
7    REPRESENTATIONS AND WARRANTIES                                         119
8    UNDERTAKINGS                                                           120
9    INDEMNITIES                                                            123
10   PAYMENTS                                                               124
11   COMMUNICATIONS                                                         125
12   LAW AND JURISDICTION                                                   125
13   ASSIGNMENT AND TRANSFER                                                126
14   MISCELLANEOUS                                                          127